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Exhibit 99.1
                           GULFMARK OFFSHORE, INC.


                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


          HOUSTON, TX., March 8, 2001 -- GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced it had signed a definitive agreement to acquire a 1982 built, large platform supply vessel, the Stirling Fyne (to be renamed the Highland Patriot), from Stirling Shipping Co. Ltd for GBP 4.5 million (approximately $6.9 million). The acquisition is expected to close during the first part of April 2001. The Company also announced it had secured a contract for the vessel for one year plus two one-year options at favorable day rates which would result in an $0.18 average annual increase in earnings per share per year (diluted) over the three year period. Mr. Bruce Streeter, President and COO of the Company, said, "This acquisition is consistent with our strategy to acquire niche vessels where we can contract them for longer periods at attractive day rates and have a positive impact on our net income and cash flow."

Several organizational changes were also announced by GulfMark Offshore today, including the appointment of Sheldon S. Gordon as a member of the Board of Directors. Mr. Gordon is a graduate of Harvard University, holds an M.B.A. from the Wharton Graduate School, University of Pennsylvania and has completed course work for a doctorate in Economics as the University of Pennsylvania. He currently serves as Chairman of Rhone Group LLC, Union Bancaire Privee Asset Management LLC and Union Bancaire Privee International Holdings, Inc. In addition, Mr. Gordon serves as a director on a number of other company boards including several shipping companies. Mr. David Butters, Chairman of the Board, said, "We are confident Mr. Gordon will be a valuable member of the Board of Directors with his financial background and knowledge of the shipping industry. We welcome his expertise and counsel as the Company enters the next period of significant growth."

Mr. Bruce Streeter also announced several appointments aimed at strengthening the organization: Mr. John Eugene Leech has been named Executive Vice President - Operations and is responsible for oversight of world-wide operations of the Company's fleet. Mr. David Kenwright has been appointed Managing Director of the Company's United Kingdom subsidiary based in Aberdeen, Scotland where he will be responsible for
management of the Company's North Sea operations.   Mr. Duncan Anderson
has been named Operations Manager in Aberdeen, Scotland where he replaces Mr. Bryan Christie who retired at the end of February 2001 after a long and productive career with the Company. With the Company's growing presence in Brazil, Mr. Brian Shield has been transferred from the Aberdeen, Scotland office to Macae, Brazil to oversee operations in the area. Mr. Streeter said, "We believe these appointments will further strengthen the organization and enable us to meet the operating and marketing demands of our growing world-wide fleet." He added, "We will miss the years of knowledge and experience Mr. Christie has contributed to GulfMark as well as his many contributions through the peaks and valleys of our business. We wish him well in his retirement."

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GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of forty-seven (47) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and West Africa.



Contact:     Edward A. Guthrie, Executive Vice President & CFO
             (713) 963-9522


This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: prices of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

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